Black Hills Corp. Reports 2026 Third-Quarter Results and Reaffirms 2026 Earnings Guidance

•
Reaffirms 2026 adjusted earnings guidance in the range of $4.25 to $4.45 per share, excluding merger-related costs
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Large-load opportunities driving significant upside to current five-year plan from earnings and cash flow
o
Executed definitive agreements to serve Google’s planned data center with earnings initiating during 2027
o
Requested Certificates of Public Convenience and Necessity for nearly $700 million of transmission expansion investments to serve the company’s large-load opportunities
•
Successfully completed three rate review requests for South Dakota Electric and Arkansas Gas utilities
•
Awaiting final decision from Montana to close merger with NorthWestern Energy

RAPID CITY, S.D. — Nov. 4, 2026 — Black Hills Corp. (NYSE: BKH) today announced financial results for the third quarter ended Sept. 30, 2026. Net income available for common stock and earnings per share, diluted (EPS) for the three and nine months ended Sept. 30, 2026, compared to the three and nine months ended Sept. 30, 2025, were:

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2026	2025	2026	2025
	(in millions, except per share amounts)
GAAP:
Net income available for common stock	$41.0	$24.9	$210.2	$186.6
Earnings per share, Diluted	$0.54	$0.34	$2.76	$2.58

Non-GAAP (a):
Adjusted earnings	$43.6	$32.5	$220.2	$194.2
Adjusted EPS	$0.57	$0.45	$2.89	$2.68

(a)
Black Hills incurred costs related to its pending merger with NorthWestern Energy of $0.03 and $0.13 per share during the three and nine months ended Sept. 30, 2026, respectively, compared with $0.10 and $0.11 per share during the respective 2025 periods. Additional details are provided in the GAAP-to-Non-GAAP reconciliation table included in the "Use of Non-GAAP Financial Measures" section below. Minor differences may result due to rounding.

Third-quarter GAAP EPS was $0.54 compared to $0.34 in the same period in 2025. Third-quarter adjusted EPS was $0.57, compared to $0.45 in the same period in 2025. Adjusted EPS financial results benefited from $0.15 per share of new rates and rider recovery and $0.06 per share of weather favorability, which more than offset higher operating expenses and financing and depreciation costs driven by capital investment and new assets in service.

Year-to-date GAAP EPS was $2.76 compared to $2.58 in the same period in 2025. Year-to-date adjusted EPS was $2.89, compared to $2.68 in the same period in 2025. Adjusted EPS financial results benefited from $0.63 per share of new rates and rider recovery and customer growth, which more than offset the unfavorable impacts of $0.12 per share from mild weather, and financing and depreciation costs driven by capital investment and new assets in service.

“We reported excellent third-quarter results as our team achieved significant progress on our strategic initiatives,” said Linn Evans, president and CEO of Black Hills Corp. “We delivered strong earnings and maintained our solid investment-grade credit ratings.

“We are excited to have reached agreements to serve Google's planned data center in Wyoming, as previously announced. We expect earnings to begin mid-2027 and increase to approximately $150 million of net income in 2030, consisting of returns on investment of $1.8 billion in 564 MW of new generation, and microgrid management fees based on contracted customer load. Additionally, we have requested Certificates of Public Convenience and Necessity (CPCNs) for $686 million of electric transmission expansion investments in Wyoming to serve our large-load opportunities. In total, additional investment of $2.5 billion in generation and transmission investment to serve large-load data center demand in Wyoming represents significant upside to our current plan.

“Our 99-MW Lange II generation facility is on track to be in service in the fourth quarter, with construction in the final stages in South Dakota to replace aging infrastructure and support updated reserve margins. We continued to make regulatory progress during the quarter, obtaining approval for new rates for Arkansas Gas and South Dakota Electric.

“Given strong execution by our team in serving our customers and advancing our regulatory and growth initiatives, we expect to deliver in the upper half of our 4% to 6% long-term EPS growth target supported by our current plan for 2026 to 2030. With significant upside to serve large-load growth, we look forward to providing a comprehensive update for 2027 to 2031 as part of our year-end earnings release,” concluded Evans.

Merger with NorthWestern Energy Group, Inc.

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On Aug. 19, 2025, Black Hills Corp. and NorthWestern Energy announced a tax-free, all-stock merger. The transaction is expected to close by year-end 2026, subject to receipt of a satisfactory final regulatory approval from the Montana Public Service Commission. All other remaining approvals and conditions for closing have been received or satisfied, including approvals by shareholders of both companies, the completion of the waiting period on the Hart-Scott-Rodino Act, and approvals by the Federal Energy Regulatory Commission and regulatory commissions in Nebraska and South Dakota.

THIRD-QUARTER 2026 HIGHLIGHTS AND RECENT UPDATES

Electric Utilities

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On Nov. 4, South Dakota Electric received approval from the South Dakota Public Utilities Commission (SDPUC) for a settlement of its rate review request filed Feb. 19, 2026. The black-box settlement provides $27.4 million in new annual revenue based on a weighted average cost of capital of 7.58%. The settlement also includes a four-year moratorium period, in which South Dakota Electric will not increase base rates, absent an extraordinary event, until August 2030. The moratorium excludes South Dakota Electric’s additional regulatory mechanisms. New rates will be effective in December 2026, and will replace interim rates which were effective in August 2026.

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On Oct. 7, South Dakota Electric received approval from the Wyoming Public Service Commission (WPSC) for a settlement of its rate review request filed March 18, 2026. The settlement provides $4.0 million in new annual revenue based on a capital structure of 53% equity and 47% debt and a return on equity of 9.60%, with new rates effective Dec. 1, 2026.

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On Sept. 30, Black Hills signed definitive agreements with terms through 2048 with Google and other third-party partners to serve a planned data center project to be constructed in Cheyenne, Wyoming. The project is contracted to be served through 2.7 GW of resources, which includes reserve margins for project load. The company plans to invest $1.8 billion in 564 MW of new company-owned generation and manage the output of 2.1 GW of third-party contracted resources. Under the company’s flexible large-load tariff in Wyoming, return on investment and management fees on contracted resources are expected to add $150 million of net income in 2030, with earnings beginning in mid- and late-2027, respectively. The project is forecasted to generate unlevered free cash flow of approximately $2.4 billion, after netting out $1.8 billion of investment, during the contract term through 2048.

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In 2026 to date, Wyoming Electric requested approval from the WPSC for a new large-load transmission recovery tariff and CPCNs for two transmission expansion projects with total investment of $686 million to serve the growing energy needs of Wyoming Electric's large-load customers.

o
On June 19, Wyoming Electric filed a request with the WPSC to establish a new Large Customer Transmission Cost Adjustment Mechanism (LCTCAM) tariff. The tariff provides a framework to directly recover transmission investment costs from LPCS customers who are served by, and benefit from, the transmission facilities. The LCTCAM is designed to ensure that customers not directly served by those facilities are protected from bearing those costs. The company expects a decision by the WPSC in the first quarter of 2027.

o
On Sept. 1, Wyoming Electric filed a request with the WPSC for a CPCN to expand infrastructure in Cheyenne, Wyoming. The $80 million project, named the South Cheyenne Transmission Project, includes new substations and nearly 15 miles of transmission lines and upgrades to be in service in multiple phases in late 2027 through 2028. Recovery is expected to be requested under the LCTCAM, which is currently pending with the WPSC. The company expects a decision by the WPSC in mid-2027.

o
On Nov. 2, Wyoming Electric filed a request with the WPSC for a CPCN to expand transmission capacity across the Cheyenne region and key interconnection points. The $606 million project, named the Aeolus Transmission Project, includes two new 230-kilovolt transmission lines, with upgrade capabilities to 345 kilovolts, spanning approximately 125 miles. Pending approval by the WPSC, completion of the project is expected by mid-2029. Recovery is expected to be requested under the LCTCAM, which is currently pending with the WPSC. The company expects a decision by the WPSC in mid-2027.

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During the third quarter, South Dakota Electric continued construction of its Lange II project which is anticipated to be in service during the fourth quarter of 2026. The addition of these resources will replace generation facilities planned for retirement and support updated planning reserve margin requirements. On Aug. 4, South Dakota Electric filed a request with the South Dakota Public Utilities Commission (SDPUC) for recovery of costs related to the 99 MW, $320 million gas-fired generation project through a rider mechanism.

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Year to date, Wyoming Electric recorded four new all-time customer load peaks driven primarily by growth in large-load data center demand. The new peaks advance a track record of 20 consecutive years of increasing electric demand in the Cheyenne, Wyoming region. The most recent peak of 439 MW on July 20, 2026, represents an increase of 16% over the 2025 peak of 379 MW on June 20, 2025.

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On Sept. 11, Colorado Electric filed its 2026 Clean Energy Plan with the Colorado Public Utilities Commission (CPUC). The updated Electric Resource Plan builds on the company’s 2022 Clean Energy Plan. The plan includes a 25-year planning horizon, and reliably achieves Colorado’s requirement to reduce greenhouse gas emissions by 80% by 2030, based on 2005 levels. To meet these objectives, the plan proposes the addition of 100 MW of wind energy, 200 MW of battery energy storage systems, and 125 MW of firm, dispatchable natural gas-fired generation.

•
In July, Wyoming Electric and South Dakota Electric completed regulatory requirements for wildfire liability protections outlined in legislation enacted in 2025 and early 2026, respectively. On July 9, 2026, Wyoming Electric received approval from the WPSC of the company’s Wildfire Mitigation Plan. On July 2, 2026, South Dakota Electric submitted the company’s plan to the SDPUC and was posted by the commission, aligning the company’s wildfire mitigation plans with the legislation requirements.

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On June 30, Wyoming Electric submitted its 2026 Integrated Resource Plan to the WPSC based on a 20-year planning period, including a near-term period through 2033, which identified a near-term capacity shortfall of 95 MW beginning in 2027. Based on its forecasts and analysis, Wyoming Electric recommends the addition of 36 MW of new natural gas-fired reciprocating internal combustion engines (RICE), 50 MW of battery storage, and energy market purchases to meet the identified resource need. Wyoming Electric's IRP does not address Large Power Contract Service (LPCS) tariff capacity needs, which are handled separately under customer-specific agreements.

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On June 12, Colorado Electric filed a rate review request with the CPUC seeking approval to recover approximately $184 million of critical investments since its last rate review in 2024. The rate review requested $26.7 million of new annual revenue based on a capital structure of 51% equity and 49% debt and a return on equity of 10.5%. The company is seeking new rates in the first quarter of 2027.

Gas Utilities

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On Oct. 12, Arkansas Gas received final approval from the Arkansas Public Service Commission of new rates to recover approximately $147 million of system investments for its natural gas pipeline infrastructure since its last general rate filing in 2023. The new rates provide $17.9 million of new annual revenue based on a capital structure of 47.5% equity and 52.5% debt and a return on equity of 9.8%. New rates were effective Oct. 12, 2026.

Corporate and Other

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On Oct. 28, Black Hills’ board of directors approved a quarterly dividend of $0.703 per share payable on Dec. 1, 2026, to common shareholders of record at the close of business on Nov. 17, 2026. On an annualized basis, the dividend represents 56 consecutive years of increases, the second-longest track record in the electric and natural gas industry.

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Year to date, the company issued a total of 1.0 million shares of new common stock under its at-the-market equity offering program for net proceeds of $69 million.

2026 ADJUSTED EARNINGS GUIDANCE REAFFIRMED

Black Hills reaffirms its guidance for 2026 adjusted EPS* to be in the range of $4.25 to $4.45, based on the following assumptions:

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Normal weather conditions within our utility service territories;
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Constructive and timely outcomes of utility regulatory dockets;
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Excludes merger-related costs;
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Excludes mark-to-market adjustments;
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Increase in operations and maintenance expense (excludes merger-related costs, depreciation and amortization, and taxes other than income taxes) of approximately 3.5% off 2025 of $580 million;
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Equity issuance between $50 million and $70 million; and
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An effective tax rate of approximately 14% for the full year.

This guidance excludes the expected merger with NorthWestern Energy, which is expected to close by year-end 2026.

* The 2026 Adjusted EPS guidance shown above is a forward-looking, non-GAAP financial measure. The company is not able to provide comparable GAAP EPS guidance due to items that are not considered representative of the company's underlying operating performance that cannot be reasonably quantified for the full-year period. These items include merger-related costs the company expects to incur in 2026, in addition to any other unplanned items that may affect GAAP results in 2026.

USE OF NON-GAAP FINANCIAL MEASURES

As noted in this earnings release, in addition to presenting its earnings information in conformity with Generally Accepted Accounting Principles (GAAP), the company has presented non-GAAP Adjusted earnings and Adjusted EPS, which reflect adjustments for expenses, gains and losses that the company believes do not reflect ongoing core operating performance, such as costs related to the pending merger with NorthWestern. The company’s management uses non-GAAP measures for financial planning and analysis, for reporting of results to the Board of Directors, in determining performance-based compensation and communicating its earnings outlook to analysts and investors. Non-GAAP financial measures are intended to supplement investors’ understanding of our performance and should not be considered alternatives for financial measures presented in accordance with GAAP. Our non-GAAP measures may not be comparable to those of other companies.

Reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures are included below.

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2026	2025	2026	2025
	(in millions, except per share amounts)
Net income available for common stock (GAAP)	$41.0	$24.9	$210.2	$186.6
Adjustment:
Merger-related costs	3.1	8.4	11.7	8.4
Less: tax effect of adjustment	(0.6)	(0.8)	(1.7)	(0.8)
Adjustment, net of tax	2.5	7.6	10.0	7.6
Rounding	0.1	-	-	-
Adjusted earnings (non-GAAP)	$43.6	$32.5	$220.2	$194.2

Weighted average shares, diluted	76.4	72.9	76.1	72.4

Earnings per share, diluted (GAAP)	$0.54	$0.34	$2.76	$2.58
Adjustment:
Merger-related costs	0.04	0.11	0.15	0.12
Less: tax effect of adjustment	(0.01)	(0.01)	(0.02)	(0.01)
Adjustment, net of tax	0.03	0.10	0.13	0.11
Rounding	-	0.01	-	(0.01)
Adjusted EPS (non-GAAP)	$0.57	$0.45	$2.89	$2.68

BLACK HILLS CORPORATION

CONSOLIDATED FINANCIAL RESULTS

(Minor differences may result due to rounding)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2026	2025	2026	2025
	(in millions, except per share amount)
Revenue	$466.1	$430.2	$1,699.6	$1,674.5

Operating expenses:
Fuel, purchased power and cost of natural gas sold	121.4	112.0	572.8	595.7
Operations and maintenance	153.4	150.8	451.9	452.2
Depreciation and amortization	76.2	71.5	226.3	210.5
Taxes other than income taxes	17.0	17.2	51.5	50.0
Total operating expenses	368.0	351.5	1,302.5	1,308.4

Operating income	98.1	78.7	397.1	366.1

Interest expense, net	(50.1)	(49.4)	(153.7)	(149.6)
Other income (expense), net	1.3	0.6	2.2	1.1
Income tax benefit (expense)	(5.8)	(4.0)	(28.5)	(26.5)
Net income	43.5	25.9	217.1	191.1
Net income attributable to non-controlling interest	(2.5)	(1.0)	(6.9)	(4.5)
Net income available for common stock	$41.0	$24.9	$210.2	$186.6

Weighted average common shares outstanding:
Basic	76.1	72.8	75.8	72.3
Diluted	76.4	72.9	76.1	72.4

Earnings per share:
Earnings per share, Basic	$0.54	$0.34	$2.77	$2.58
Earnings per share, Diluted	$0.54	$0.34	$2.76	$2.58

CONSOLIDATING INCOME STATEMENTS

(Minor differences may result due to rounding)

	Consolidating Income Statement
Three Months Ended Sept. 30, 2026	Electric Utilities	Gas Utilities	Corporate and Other	Total
	(in millions)
Revenue	$280.4	$189.7	$(4.0)	$466.1

Fuel, purchased power and cost of natural gas sold	81.8	39.7	(0.1)	121.4
Operations and maintenance	70.7	82.8	(0.1)	153.4
Depreciation and amortization	41.9	34.3	-	76.2
Taxes other than income taxes	9.1	7.9	-	17.0
Operating income	$76.9	$25.0	$(3.8)	$98.1

Interest expense, net				(50.1)
Other income (expense), net				1.3
Income tax benefit (expense)				(5.8)
Net income				43.5
Net income attributable to non-controlling interest				(2.5)
Net income available for common stock				$41.0

	Consolidating Income Statement
Three Months Ended Sept. 30, 2025	Electric Utilities	Gas Utilities	Corporate and Other	Total
	(in millions)
Revenue	$249.7	$184.4	$(3.9)	$430.2

Fuel, purchased power and cost of natural gas sold	69.8	42.3	(0.1)	112.0
Operations and maintenance	69.8	80.3	0.7	150.8
Depreciation and amortization	38.3	33.2	-	71.5
Taxes other than income taxes	9.4	7.8	-	17.2
Operating income	$62.4	$20.8	$(4.5)	$78.7

Interest expense, net				(49.4)
Other income (expense), net				0.6
Income tax benefit (expense)				(4.0)
Net income				25.9
Net income attributable to non-controlling interest				(1.0)
Net income available for common stock				$24.9

Three Months Ended Sept. 30, 2026, Compared to the Three Months Ended Sept. 30, 2025

•
Electric Utilities’ operating income increased $14.5 million primarily due to new rates driven by the South Dakota Electric rate review (interim rates effective August 2026), and rider recovery driven by Wyoming Electric's Ready Wyoming project, favorable weather and increased retail usage.
•
Gas Utilities’ operating income increased $4.2 million primarily due to new rates and rider recovery driven by the Nebraska Gas rate review, increased retail customer usage, increased transportation volumes and favorable weather partially offset by higher operating expenses.

	Consolidating Income Statement
Nine Months Ended Sept. 30, 2026	Electric Utilities	Gas Utilities	Corporate and Other	Total
	(in millions)
Revenue	$748.3	$963.3	$(12.0)	$1,699.6

Fuel, purchased power and cost of natural gas sold	198.3	374.8	(0.3)	572.8
Operations and maintenance	202.1	248.4	1.4	451.9
Depreciation and amortization	123.3	103.0	-	226.3
Taxes other than income taxes	27.5	24.0	-	51.5
Operating income	$197.1	$213.1	$(13.1)	$397.1

Interest expense, net				(153.7)
Other income (expense), net				2.2
Income tax benefit (expense)				(28.5)
Net income				217.1
Net income attributable to non-controlling interest				(6.9)
Net income available for common stock				$210.2

	Consolidating Income Statement
Nine Months Ended Sept. 30, 2025	Electric Utilities	Gas Utilities	Corporate and Other	Total
	(in millions)
Revenue	$706.3	$979.9	$(11.7)	$1,674.5

Fuel, purchased power and cost of natural gas sold	192.2	403.7	(0.2)	595.7
Operations and maintenance	207.8	248.5	(4.1)	452.2
Depreciation and amortization	113.0	97.6	(0.1)	210.5
Taxes other than income taxes	27.6	22.4	-	50.0
Operating income	$165.7	$207.7	$(7.3)	$366.1

Interest expense, net				(149.6)
Other income (expense), net				1.1
Income tax benefit (expense)				(26.5)
Net income				191.1
Net income attributable to non-controlling interest				(4.5)
Net income available for common stock				$186.6

Nine Months Ended Sept. 30, 2026, Compared to the Nine Months Ended Sept. 30, 2025

•
Electric Utilities’ operating income increased $31.4 million primarily due to new rates and rider recovery driven by the Colorado Electric and South Dakota Electric rate reviews and Wyoming Electric's Ready Wyoming project partially offset by higher operating expenses.
•
Gas Utilities’ operating income increased $5.4 million primarily due to new rates and rider recovery driven by the Nebraska Gas and Kansas Gas rate reviews, increased transportation volumes and customer growth partially offset by unfavorable weather and higher operating expenses.
•
Corporate and Other operating loss increased $5.8 million primarily due to higher costs related to the pending merger and the prior year consolidation of our Captive insurance cell.
•
Net interest expense increased $4.1 million primarily due to higher rates on higher debt balances.
•
Income tax expense increased $2.0 million due to higher pre-tax income partially offset by a lower effective tax rate primarily driven by increased current year tax benefits from federal PTCs associated with increased wind production.
•
Net income attributable to non-controlling interest increased $2.4 million due to higher net income from Black Hills Colorado IPP primarily driven by prior year unplanned generation outages.

OPERATING STATISTICS

Electric Utilities

	Revenue				Quantities Sold
	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,		Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
By Customer Class	2026	2025	2026	2025	2026	2025	2026	2025
	(in millions)				(in GWh)
Retail Revenue -
Residential	$78.8	$68.8	$197.9	$189.3	448.2	393.5	1,134.1	1,120.9
Commercial	76.5	74.6	213.9	210.3	573.7	561.6	1,565.5	1,578.5
Industrial (a)	64.2	49.8	178.7	147.3	770.1	639.1	2,261.5	1,912.8
Municipal	5.3	4.6	13.9	13.4	43.0	41.4	109.9	110.1
Other Retail	3.0	3.5	4.8	10.3	—	—	—	—
Subtotal Retail Revenue - Electric	227.8	201.3	609.2	570.6	1,835.0	1,635.6	5,071.0	4,722.3
Wholesale	6.4	5.5	17.7	16.9	128.0	110.5	391.6	366.7
Market - off-system sales	9.7	16.3	23.0	38.3	256.9	267.0	545.5	660.6
Transmission	20.8	11.1	50.3	33.3	—	—	—	—
Other (b)	15.7	15.5	48.1	47.2	—	—	—	—
Total Revenue and Quantities Sold	$280.4	$249.7	$748.3	$706.3	2,219.9	2,013.1	6,008.1	5,749.6
Other Uses, Losses, or Generation, net (c)					148.6	112.9	394.2	332.4
Total Energy					2,368.5	2,126.0	6,402.3	6,082.0

(a)
The increase in industrial quantities sold for the three and nine months ended Sept. 30, 2026, compared to the same periods in 2025, was primarily driven by Wyoming Electric's large-load customers under the LPCS and BCIS Tariffs.
(b)
Includes Integrated Generation, inter-segment rent, and non-regulated services to our retail customers under the Service Guard Comfort Plan and Tech Services.
(c)
Includes company uses and line losses.

	Revenue				Quantities Sold
	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,		Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
By Business Unit	2026	2025	2026	2025	2026	2025	2026	2025
	(in millions)				(in GWh)
Colorado Electric	$86.8	$79.6	$220.7	$218.3	568.6	621.3	1,599.4	1,677.7
South Dakota Electric	95.1	90.6	257.7	255.5	769.5	711.8	1,976.2	2,032.7
Wyoming Electric	87.1	68.6	237.6	200.0	856.9	659.9	2,360.5	1,970.9
Integrated Generation	11.4	10.9	32.3	32.5	24.9	20.1	72.0	68.3
Total Revenue and Quantities Sold	$280.4	$249.7	$748.3	$706.3	2,219.9	2,013.1	6,008.1	5,749.6

	Three Months Ended Sept. 30,				Nine Months Ended Sept. 30,
	2026		2025		2026		2025
Degree Days	Actual	Variance from Normal	Actual	Variance from Normal	Actual	Variance from Normal	Actual	Variance from Normal
Heating Degree Days:
Colorado Electric	17	(61)%	34	(15)%	2,557	(19)%	3,390	8%
South Dakota Electric	71	(50)%	86	(41)%	3,618	(19)%	4,432	---
Wyoming Electric	85	(47)%	157	---	3,384	(22)%	4,382	2%
Combined (a)	50	(51)%	77	(24)%	3,094	(20)%	3,952	3%

Cooling Degree Days:
Colorado Electric	1,056	22%	770	(13)%	1,414	23%	1,005	(14)%
South Dakota Electric	767	37%	598	10%	869	27%	760	15%
Wyoming Electric	522	32%	277	(31)%	569	19%	337	(30)%
Combined (a)	847	28%	610	(8)%	1,053	24%	785	(8)%

(a)
Degree days are calculated based on a weighted average of total customers by state.

OPERATING STATISTICS (continued)

Gas Utilities

	Revenue				Quantities Sold and Transported
	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,		Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
By Customer Class	2026	2025	2026	2025	2026	2025	2026	2025
	(in millions)				(Dth in millions)
Retail Revenue -
Residential	$83.6	$86.0	$506.9	$543.4	3.4	3.6	35.3	41.5
Commercial	28.2	30.0	193.4	206.3	2.4	2.5	18.3	20.5
Industrial	9.9	8.2	23.7	21.3	2.6	2.0	5.2	4.4
Other Retail (a)	6.2	4.4	27.7	26.0	—	—	—	—
Subtotal Retail Revenue - Gas	127.9	128.6	751.7	797.0	8.4	8.1	58.8	66.4
Transportation	47.2	43.6	146.5	143.4	37.4	36.2	121.6	122.8
Other (b) (c)	14.6	12.2	65.1	39.5	—	—	—	—
Total Revenue and Quantities Sold	$189.7	$184.4	$963.3	$979.9	45.8	44.3	180.4	189.2

(a)
Includes Black Hills Energy Services revenue under the Choice Gas Program.
(b)
Includes inter-segment rent and non-regulated services under the Service Guard Comfort Plan, Tech Services, and HomeServe.
(c)
The increase in Other Revenue for the nine months ended September 30, 2026 was primarily driven by an increase in weather normalization mechanism revenue, including the implementation of the Nebraska Gas's pilot program effective August 2025.

	Revenue				Quantities Sold and Transported
	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,		Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
By Business Unit	2026	2025	2026	2025	2026	2025	2026	2025
	(in millions)				(Dth in millions)
Arkansas Gas	$28.5	$31.0	$192.1	$196.5	4.9	4.9	22.0	23.4
Colorado Gas	26.8	27.9	153.8	182.7	3.3	3.5	19.0	21.9
Iowa Gas	23.0	21.7	149.9	138.6	6.0	6.1	27.2	28.1
Kansas Gas	26.8	23.7	113.2	114.9	10.1	8.6	29.1	27.9
Nebraska Gas	61.7	57.2	256.1	245.4	15.8	15.6	58.2	61.7
Wyoming Gas	22.9	22.9	98.2	101.8	5.7	5.6	24.9	26.2
Total Revenue and Quantities Sold	$189.7	$184.4	$963.3	$979.9	45.8	44.3	180.4	189.2

	Three Months Ended Sept. 30,				Nine Months Ended Sept. 30,
	2026		2025		2026		2025
Heating Degree Days	Actual	Variance from Normal	Actual	Variance from Normal	Actual	Variance from Normal	Actual	Variance from Normal
Arkansas Gas (a)	---	(100)%	1	(92)%	1,727	(20)%	2,151	(3)%
Colorado Gas	59	(46)%	99	(7)%	2,834	(25)%	3,758	---
Iowa Gas	54	(26)%	75	2%	3,645	(10)%	4,003	(1)%
Kansas Gas (a)	1	(96)%	18	(20)%	2,309	(18)%	3,001	7%
Nebraska Gas	20	(62)%	41	(23)%	3,097	(15)%	3,633	---
Wyoming Gas	109	(45)%	153	(22)%	3,634	(22)%	4,586	---
Combined (b)	53	(57)%	71	(11)%	3,223	(22)%	3,811	(1)%

(a)
Arkansas Gas and Kansas Gas have weather normalization mechanisms that mitigate the weather impact on Gas Utility margins. Nebraska Gas received NPSC approval to implement a two-year pilot program for a weather normalization mechanism which was effective August 1, 2025.
(b)
The combined heating degree days are calculated based on a weighted average of total customers by state excluding Kansas Gas and Nebraska Gas (effective in August 2025) due to its weather normalization mechanism. Arkansas Gas is partially excluded based on the weather normalization mechanism in effect from November through April.

CONFERENCE CALL AND WEBCAST

Black Hills will host a live conference call and webcast at 11 a.m. EST on Thursday, Nov. 5, 2026, to discuss the company's financial results.

To participate by phone and ask a question during the live broadcast, participants can access the event directly at Black Hills Corp. Conference Call. Please allow at least five minutes to register. Upon registration, dial-in information will be provided, including a personal identification number.

To access a listen-only webcast and view presentation slides, please register at Black Hills Corp. Webcast. At the conclusion of the call, a replay of the broadcast will be available at this link and at Black Hills’ investor relations website for up to one year.

ABOUT BLACK HILLS CORP.

Black Hills Corp. (NYSE: BKH) is a customer-focused, growth-oriented utility company with a tradition of improving life with energy and a vision to be the energy partner of choice. Based in Rapid City, South Dakota, the company serves more than 1.37 million natural gas and electric utility customers in eight states: Arkansas, Colorado, Iowa, Kansas, Montana, Nebraska, South Dakota and Wyoming. More information is available at www.blackhillscorp.com.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. This includes, without limitations, our 2026 earnings guidance, long-term growth target and our expectations for regulatory approvals for and the closing of the merger with NorthWestern Energy. These forward-looking statements are based on assumptions which we believe are reasonable based on current expectations and projections about future events and industry conditions and trends affecting our business. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that, among other things, could cause actual results to differ materially from those contained in the forward-looking statements, including without limitation, the risk factors described in Item 1A of Part I of our 2025 Annual Report on Form 10-K and other reports that we file with the SEC from time to time, and the following:

•
The accuracy of our assumptions on which our earnings guidance and long-term growth target is based;
•
Our ability to obtain timely and adequate regulatory approvals and cost recovery;
•
Our ability to execute our capital investment program and strategic initiatives;
•
Our ability to access capital markets and successfully execute financing plans;
•
The effects of inflation, interest rates, commodity prices, supply chain constraints and labor availability;
•
Severe weather, wildfire, cybersecurity incidents (including risks associated with the use of artificial intelligence and evolving cyber threats), operational and other business risks;
•
Changes in laws, regulations and governmental policies;
•
Our ability to serve customer growth opportunities, including large-load customers and accurately forecast long-term customer demand;
•
The expected timing, scope and benefits of the Google data center project in southern Wyoming, including construction, financing and operational milestones; the timing and availability of equipment and milestone payments; the receipt of required regulatory, permitting and licensing approvals; transmission availability; the availability and cost of labor, materials and financing; changes in customer development schedules, customer demand forecasts, and energy requirements; the ability to satisfy contractual conditions and performance obligations; the performance of customers, suppliers, contractors and other counterparties; and the ability to successfully develop, place into service and realize the anticipated economic and operational benefits of the project and related large-load customer opportunities; and
•
The expected timing and likelihood of completion and our ability to realize the anticipated benefits of the proposed merger with NorthWestern, including the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the proposed acquisition that could reduce anticipated benefits or give rise to the termination of the merger.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time-to-time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations:
Sal Diaz
Phone	605-399-5079
Email	investorrelations@blackhillscorp.com

Media Contact:
24-hour Media Assistance	888-242-3969